Exhibit 99.1

INDUSTRIAL SERVICES OF AMERICA, INC. ANNOUNCES 3-FOR-2 STOCK SPLIT

LOUISVILLE, KY. - 05/03/10 - Industrial Services of America, Inc. (NASDAQ: IDSA), a company that recycles stainless steel, ferrous and non-ferrous scrap metal, today announced the declaration of a 3-for-2 stock split, to be effected by a 50% stock dividend.

ISA will be effecting the 3-for-2 stock split by issuing the stock dividend to holders of record as of May 17, 2010, payable May 31, 2010.

Harry Kletter, the CEO stated "Due to the increased recognition of our company and the increased trading volume of our stock, we have decided to increase the amount of shares outstanding.   Business is the strongest in our history and we have just recently announced the addition of a full service alloy operation.  As the economy continues to improve we anticipate further interest in our stock.  We therefore felt that at this time it is prudent to increase the outstanding shares to accommodate the market."

Harry Kletter, CEO, will be speaking at the Taglich Brothers Small Cap Equity Conference on May 4th, 2010 at the New York Athletic Club in New York City.

About ISA

Industrial Services of America, Inc. is a recycler of stainless steel, ferrous, and non-ferrous scrap metal with operations in Louisville, Kentucky, Seymour and New Albany, Indiana. The company collects, purchases, processes and sells stainless steel, ferrous and non-ferrous scrap metal to steel mini-mills, integrated steel makers, smelters, foundries, metal brokers and exporters. ISA's recycling division specializes in the purchasing, processing and sale of stainless steel, nickel-based and high-temperature alloys. The company was incorporated in 1953 and is headquartered in Louisville, Kentucky.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in the stainless steel, ferrous and non-ferrous scrap metal recycling business, competitive pressures in the waste managing business and loss of customers. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

The Company's SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com.